Exhibit 99.1

August 4, 2014

Board of Directors

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Re: Initially Filed Registration Statement on Form S-4 of QLT Inc.

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated June 25, 2014, to the Board of Directors of Auxilium Pharmaceuticals, Inc. (“Auxilium”) as Annex B to the Joint Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of QLT Inc., filed on August 4, 2014 (the “Registration Statement”), and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions “SUMMARY — Opinions of Auxilium’s Financial Advisors — Opinion of Deutsche Bank Securities Inc.”, “THE MERGER — Background of the Merger”, “THE MERGER — Recommendation of the Auxilium Board of Directors; Auxilium’s Reasons for the Merger” and “THE MERGER — Opinions of Auxilium’s Financial Advisors — Opinion of Deutsche Bank Securities Inc.” In giving such consent, we do not admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.